EXHIBIT 10.48
                                January 15, 1997





PERSONAL AND CONFIDENTIAL

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Dear _________:


            This letter agreement supplements the existing employment agreement
dated as of                 between                (the  "Executive")  and
Flagstar  Corporation  (the "Company"),  as subsequently  amended  by  letter
agreement  dated  as              of (collectively,  the "Employment
Agreement"), and is entered into as an inducement to the Executive to continue in the employ of the Company.

            1. RETENTION BONUS. Notwithstanding any provision to the contrary set forth in the Employment Agreement and in addition to the payments and benefits therein provided, the Executive shall be entitled to receive the following payments (the "Retention Bonus") provided the Executive continues to be employed by the Company (or a subsidiary thereof) as of the accrual date indicated:

                    Accrual Date                        Payment Amount
                    ------------                        --------------

                    June 30, 1997                          $ 50,000
                    December 31, 1997                      $100,000
                    June 30, 1998                          $ 50,000
                    December 31, 1998                      $125,000
                    June 30, 1999                          $ 50,000
                    December 31, 1999                      $175,000

Each such payment shall be due and payable to the Executive on or before fifteen
(15) days following the corresponding accrual date. Any unaccrued portion of such Retention Bonus shall be forfeited upon termination of the Executive's employment for any reason.

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            2. REPRICING OF STOCK OPTIONS.  The Board has also "repriced" all of your outstanding stock options to the price of $1.25. This means that any options you now hold at either $6.00 or $2.75 may (when vested) be exercised at the price of $1.25. Also, your vesting will remain unchanged, meaning you will not have to start your vesting schedule over again.

            3. CHANGE OF CONTROL BENEFIT. Notwithstanding any provision to the contrary set forth in the Employment Agreement, in the event of a Change of Control (as defined below) of the Company, the Executive shall be entitled, during the Election Period (as defined below), to tender his/her resignation to the Company, in which case the Executive shall receive the sum of (i) 200% of the Executive's base salary as in effect on the date of such resignation, plus
(ii) 200% of the Executive's target performance bonus for the year in which such resignation occurs (provided that the amount of such target performance bonus shall not be less than 65% of the Executive's then current base salary), plus
(iii) an amount equal to 167% of the Company's actual subsidy (as in effect at the time of such resignation) for the Executive's (and his/her family members') medical coverage for an 18 month period following the date of such resignation (collectively, the "Change of Control Benefit"). The Executive shall also be entitled to receive the Change of Control Benefit in the event of his/her termination by the Company following a Change of Control, unless such termination is because of death or permanent disability of Executive (in accordance with Company policy) or for Cause as defined below, if such termination occurs prior to the end of the Election Period.

            For purposes of this agreement:

                        (i) a Change of Control shall occur on the date on which designees of TW Associates, L.P. and KKR Partners II, L.P. (collectively, "KKR") no longer constitute a majority of the Board of Directors of Flagstar Companies, Inc.; and

                        (ii) "Election Period" shall mean the period commencing upon the effective date of the Change of Control and ending six months thereafter.

                        (iii) "Cause" shall mean (A) the Executive's habitual neglect of his material duties, (B) an act or acts by the Executive, or any omission by him, constituting a felony, and the Executive has entered a guilty plea or confession to, or has been convicted of, such felony,
                        (C) the Executive's failure to follow any lawful directive of the Board or Chief Executive Officer ("CEO") consistent with the Executive's position and duties, (D) an act or acts of fraud or dishonesty by the Executive which results or is intended to result in financial or economic harm to the Company, or (E) breach of a material provision of this Agreement by the Executive; provided that the Company shall provide the Executive (x) written notice specifying the nature of the alleged Cause, and, with respect to Clauses (A), (C) and (E), (y) a reasonable opportunity to appear before the Board or CEO to discuss the matter, and (z) a reasonable opportunity to cure any such alleged Cause.

            The foregoing Change of Control Benefit shall be payable to the Executive in a lump sum within five (5) business days following any such triggering resignation or termination. In the event the Executive receives payment of the Change of Control Benefit hereunder, the Executive shall not be required to seek other employment to mitigate damages, and any income earned by the Executive from other employment or self-employment shall not be offset against any obligations of the Company to the Executive under this Agreement; provided, however, such payment shall be in lieu of any severance benefits otherwise payable to the Executive under the Employment Agreement of under any severance plan or policy of the Company. If the Executive remains with the Company after the expiration of the Election Period, the Executive's right to receive the Change of Control Benefit shall terminate and his/her severance benefits shall, subject to Sections 4 and 5 below, be governed exclusively by the Employment Agreement.

            Notwithstanding the foregoing, if the independent accountants acting as auditors for the Company on the date of a Change of Control determine that the Change of Control Benefit payments as provided above would constitute "excess parachute payments" pursuant to Section 280G of the Internal Revenue Code of 1986, as amended, and regulations thereunder, when added to any other parachute payments made by the Company or any affiliate thereof, then the Executive shall receive the greater of (i) the maximum amount which may be paid without the payments being "excess parachute payments," and (ii) the full amount of such Change of Control Benefit without reduction pursuant to (i) above, net of all excise taxes levied on the Executive as a result of such "excess parachute payments," in each case as determined by such auditors. In the event that (ii) above results in the greater benefit to the Executive, the Company shall pay to the Executive the full amount of the Change of Control Benefit as provided herein, and the Executive shall be fully responsible (subject to applicable withholding requirements) for the payment of all excise taxes levied on the Executive as a result of such "excess parachute payments." Any Change of Control Benefit payment made pursuant to this letter agreement shall not be considered compensation for the purpose of any plan or policy of the Company unless such plan or policy expressly so provides.

            4. SEVERANCE PAYMENT. Notwithstanding any provision to the contrary set forth in the Employment Agreement, upon the occurrence of an event resulting in the termination of the Executive under circumstances that would entitle the Executive to severance benefits under the Employment Agreement (but not when the Change of Control Benefit is payable), such severance benefits shall be payable to the Executive in a single lump sum payment (the "Severance Payment") within five (5) business days following any such termination. Further, should such an event of termination of the Executive's employment occur, the Executive shall not be required to seek other employment to mitigate damages, and any income earned by the Executive from other employment or self-employment shall not be offset against any obligations of the Company to the Executive under this Agreement.

            5. SUBSIDIARY GUARANTIES. The Company's payment obligations herein in respect of the Retention Bonus, the Change of Control Benefit, and the Severance Payment shall be unconditionally guaranteed by the Company's subsidiaries, Denny's, Inc., DFO, Inc., El Pollo Loco, Inc., Quincy's Restaurants, Inc., and Flagstar Enterprises, Inc., such subsidiaries being among the principal operating subsidiaries receiving the benefits of the Executive's continuing employment with the Company. Such subsidiary guaranties shall be "guaranties of payment" and not "guaranties of collection."

            Except as supplemented and modified hereby, the Employment Agreement and the severance benefits therein contained shall remain in effect and binding on the Executive and the Company. Nothing herein shall be deemed to modify in any respect the right of the Company to terminate the services of the Executive in accordance with the terms of the Employment Agreement and Company policies now or hereafter in effect.

            If you are in agreement with these terms, please sign one copy of this letter and return it to Stephen Wood.

                                             Sincerely,



                                             James B. Adamson
                                             Chairman, Chief Executive Officer
                                             and President

cc:         Rhonda J. Parish
            Stephen W. Wood



Agreed and accepted:


________________________________                _________________  ___, 199__

            By authority duly obtained as of the date first above written, the undersigned, Denny's, Inc., DFO, Inc., El Pollo Loco, Inc., Quincy's Restaurants, Inc., and Flagstar Enterprises, Inc., indirect subsidiaries of the Company, hereby jointly and severally guarantee the payment by the Company to the Executive of the Retention Bonus, the Change of Control Benefit, and the Severance Payment as provided above. In providing such guaranty, each such guarantor acknowledges that it is receiving and will receive substantial and meaningful benefits and services from the Executive's continued employment with the Company. Each such guaranty shall be a guaranty of payment and not of collection.


Denny's, Inc.                              Quincy's Restaurants, Inc.


By:                                        By:
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DFO, Inc.                                  Flagstar Enterprises, Inc.


By:                                        By:
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El Pollo Loco, Inc.


By:
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